Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) of Landsea Homes Corporation and to the incorporation by reference therein of (i) our report dated March 4, 2024, with respect to the audited financial statements of Antares Acquisition, LLC, which comprise the balance sheet as of December 31, 2023 and the related statements of operations, members’ equity, and cash flows for the year then ended, and the related notes to the financial statements, and (ii) our report dated March 16, 2023, with respect to the audited financial statements of Antares Acquisition, LLC, which comprise the balance sheet as of December 31, 2022 and the related statements of operations, members’ equity, and cash flows for the year then ended, and the related notes to the financial statements, which reports are filed as an exhibit to the Current Report on Form 8-K of Landsea Homes Corporation filed with the Securities and Exchange Commission on March 18, 2024.

/s/ MeredithCPAs

Irving, Texas

September 13, 2024